EXHIBIT 10.94

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "Agreement") is made effective this 1st day of August 2011 by and between Temple University - Of The Commonwealth System of Higher Education (hereinafter referred to as "TEMPLE"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania, having a principal place of business at 1938 Liacouras Walk, Philadelphia, Pennsylvania 19122 and Save The World Air, Inc. (hereinafter referred to as "COMPANY"), a corporation organized and existing under the laws of the State of Nevada, having a principal place of business at 735 State Street, Suite 500, Santa Barbara, California 93101.

WHEREAS, TEMPLE is the owner of the entire right and interest in the United States and international patent applications and patents listed in Exhibit A attached hereto and incorporated herein by reference, and technical information pertaining to technology to an electric and/or magnetic field assisted fuel injector system (TEMPLE References C5O6RT, C559RT); and

WHEREAS, COMPANY desires to obtain an exclusive worldwide license under the aforementioned patent applications, patents and technical information related thereto;

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1. DEFINITIONS

The following definitions shall apply throughout this Agreement:

1.1. "AFFILIATE" shall mean each and every business entity controlling, controlled by or under common control with COMPANY for the purposes of manufacture, use or sale of LICENSED PRODUCT. For purposes of this definition "control" of an entity shall mean (a) ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such entity, or (b) the power to control a majority of the votes (by appointment, contract or otherwise) of the governing body of the entity.

1.2. "CONFIDENTIAL INFORMATION" shall mean any information disclosed or tangible property supplied by one party to the other pursuant to this Agreement, provided that information disclosed in writing shall be deemed CONFIDENTIAL INFORMATION only if marked "Confidential" and information disclosed orally shall be deemed CONFIDENTIAL INFORMATION only if reduced to writing and a copy marked "Confidential" is provided to the receiving party within thirty (30) days of the date of oral disclosure. However, CONFIDENTIAL INFORMATION shall not include information that: (i) was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party, as evidenced by the contemporaneous written records of the receiving party; or (ii) is lawfully received in good faith at any time by the receiving party from Temple University Exclusive License to STWA others lawfully in possession thereof and having the right to disclose; or (iii) is, as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation.1.3.

1.3. "EFFECTIVE DATE" shall mean the date first above written as the effective date of this Agreement.

1.4. "INVENTOR" shall mean Dr. Rongjia Tao of the TEMPLE faculty.

1.5. "LICENSED PRODUCT" shall mean any product the use, SALE, offer for SALE, manufacture, or importation of which, if unlicensed, would infringe one or more VALID CLAIMS of (i) a patent application within PATENT RIGHTS if such patent application were issued as a patent or (ii) a patent within PATENT RIGHTS. A product which is a LICENSED PRODUCT by virtue of its use, SALE, offer for SALE, manufacture, or importation under at least one VALID CLAIM within PATENT RIGHTS shall remain a LICENSED PRODUCT for all purposes of this Agreement including but not limited to calculation of NET SALES, notwithstanding such product's subsequent exportation to another country where its further disposition is not covered by any VALID CLAIM within PATENT RIGHTS.

1.6. "LICENSEE" shall mean COMPANY and its AFFILIATES.

1.7. "NET SALES" shall mean the gross proceeds from the SALE, in any country, of LICENSED PRODUCT by LICENSEE or by its SUBLICENSEES less deductions for: (i) transportation and insurance charges; (ii) sales and excise taxes, and any other governmental charges or duties paid; (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers. However, except where the SUBLICENSE is the end-user of LICENSED PRODUCT, any SALE to a SUBLICENSEE shall be excluded from the computation of NET SALES, but any subsequent SALE by the SUBLICENSE shall be included in the computation of NET SALES.

1.8. "PATENT RIGHTS" shall mean the United States patent applications and patents listed in Exhibit A and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom.

1.9. "IMPROVEMENTS" shall mean any modification in the structure or design of the LICENSED PRODUCT, whether patentable or unpatentable, which depends upon a LICENSED PRODUCT for its use or effectiveness or which increases the effectiveness or manufacturability of a LICENSED PRODUCT, including, without limitation, any modification of a part, component, or process or apparatus for the manufacture thereof.

1.10. "SALE" shall mean any transaction for which consideration is received for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT by LICENSEE or by its SUBLICENSEES.

1.11. "SUBL10ENSEE" shall mean a third party which is granted a sublicense under any of the rights granted by TEMPLE to LICENSEE under this Agreement, including but not limited to any sublicensee of LICENSEE, any sublicensee of a sublicensee of LICENSEE, and so on.

1.12. "TECHNICAL INFORMATION" shall mean any CONFIDENTIAL INFORMATION of a technical nature relating to LICENSED PRODUCT, which is in the possession of TEMPLE as of the EFFECTIVE DATE, and which is necessary or useful to LICENSEE in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

1.13. "VALID CLAIM" shall mean a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by unappealable decision of a court or other governmental agency of competent jurisdiction.

ARTICLE 2. CONFIDENTIALITY

2.1. The receiving party shall hold all CONFIDENTIAL INFORMATION in strict confidence for a period of five (5) years from the disclosure date; not use said CONFIDENTIAL INFORMATION except as provided in this Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party. The receiving party shall use at least the same degree of care to maintain CONFIDENTIAL INFORMATION secret as the receiving party uses in maintaining secret its own confidential information, but always at least a reasonable degree of care. The receiving party shall restrict disclosure of CONFIDENTIAL INFORMATION solely to those of its employees and consultants having a need to know such CONFIDENTIAL INFORMATION in order to accomplish the purposes of this Agreement. The receiving party shall also advise its employees and consultants, before they have access to CONFIDENTIAL INFORMATION, of the obligations of the receiving party under this Agreement, and require such employees and consultants to maintain those obligations.

2.2. Notwithstanding any of the provisions of Article 2.1, LICENSEE shall be entitled, without TEMPLE's prior written approval, to disclose any CONFIDENTIAL INFORMATION of TEMPLE: (i) to the U.S. Environmental Protection Agency or any other government environmental authority, but only to the extent required by law or regulation to obtain approval to test or market LICENSED PRODUCT and (ii) to agents, consultants or independent contractors of LICENSEE for the sole purpose of assisting LICENSEE in accomplishing the purposes of this Agreement provided that, prior to any such disclosure, the recipient shall be bound by written confidentiality obligations that are at least as strict as those of LICENSEE under this Agreement.

2.3. The receiving party shall, upon written request by the disclosing party, promptly return all written materials or samples of tangible property received hereunder, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes. In the alternative, the receiving party shall destroy all materials and confirm such destruction in writing.

2.4. Notwithstanding any other provision of this Agreement, it is recognized by LICENSEE that TEMPLE, through the INVENTOR, shall have the right to publish or present publicly the results of any research concerning LICENSED PRODUCT. However, TEMPLE and the INVENTOR agree to notify LICENSEE in writing of any such proposed publication or presentation thirty (30) days before submission. Should LICENSEE, within thirty (30) days of such notification, advise TEMPLE and the INVENTOR in writing that it wishes TEMPLE to file one or more patent applications pertaining to information contained in the proposed publication or presentation, TEMPLE shall delay submission for sixty (60) days from. LICENSEE's notice to file a patent application. LICENSEE may also request deletion of sensitive information from the proposed publication, and TEMPLE agrees to give good faith consideration to such a request.

ARTICLE 3. GRANT OF LICENSE RIGHTS

3.1. TEMPLE hereby grants to LICENSEE a world-wide exclusive license under PATENT RIGHTS and TECHNICAL INFORMATION, with the right to grant sublicenses, to make, have made, use, sell, offer to sell and import LICENSED PRODUCT.

3.2. Notwithstanding the preceding license grant, TEMPLE retains rights to make, have made, use and import LICENSED PRODUCT royalty-free for non-commercial educational and research purposes only, and shall be free to grant these rights to other non-profit educational and research institutions for internal education and research purposes only.

3.3. As of the EFFECTIVE DATE of this Agreement, COMPANY has completed its due diligence and hereby confirms TEMPLE is sole owner of PATENT RIGHTS. In accordance with U.S. patent law, if patent counsel selected by TEMPLE determines that COMPANY or its employees are inventors of PATENT RIGHTS, COMPANY shall require and effect assignment of any and all ownership rights to TEMPLE and TEMPLE shall include COMPANY's inventor on the patent or patent application.

ARTICLE 4. IMPROVEMENTS

4.1. Inventorship of IMPROVEMENTS shall be determined in accordance with U.S. patent laws. Excluding IMPROVEMENTS, LICENSEE shall solely own intellectual property created solely by LICENSEE. TEMPLE shall solely own intellectual property created solely by TEMPLE. Excluding IMPROVEMENTS, LICENSEE and TEMPLE shall jointly own intellectual property created jointly by the parties. TEMPLE shall retain all rights in and to any IMPROVEMENT.

4.2. If LICENSEE develops an IMPROVEMENT, LICENSEE shall immediately disclose such IMPROVEMENT to TEMPLE. LICENSEE shall obtain written approval from TEMPLE before any such IMPROVEMENT is incorporated or implemented into any LICENSED PRODUCT.

4.3. TEMPLE agrees to grant to LICENSEE a license to IMPROVEMENTS developed solely by LICENSEE which are relevant to the use of LICENSED PRODUCT in the oil and gas industry, and such IMPROVEMENTS shall be added to Exhibit A and thereby made subject to this Agreement. LICENSEE agrees to cooperate with TEMPLE during the preparation and prosecution of any patent applications filed in connection with IMPROVEMENTS developed by LICENSEE.

4.4. LICENSEE shall have the first option to negotiate a license to IMPROVEMENTS within the oil and gas industry field of use, developed solely or jointly by TEMPLE. LICENSEE will have sixty (60) days to exercise its option in writing upon its receipt of notification by TEMPLE of an IMPROVEMENT. The parties shall negotiate in good faith the royalty and fee terms applicable to such IMPROVEMENT(S). If the parties are able to agree, such terms shall be incorporated by amendment to this Agreement and the IMPROVEMENT(S) added to Exhibit A. If the parties are not able to agree within six (6) months following TEMPLE's notice to LICENSEE, the parties shall have no obligation to each other with respect to such IMPROVEMENT(S).

4.5. Notwithstanding the rights granted in Article 3.1, 4.3 and 4.4, TEMPLE retains rights to make, have made, use and import any IMPROVEMENTS royalty-free for non-commercial educational and research purposes only, and shall be free to grant these rights to other non-profit educational and research institutions for internal education and research purposes only.

ARTICLE 5. PAYMENTS

5.1. In consideration of the license granted to LICENSEE in this Agreement, LICENSEE shall pay to TEMPLE a royalty on NET SALES for each calendar quarter during the term of this Agreement. Royalties shall be payable at the following rates:

5.1.1. Seven percent (7%) on the first $20,000,000 of NET SALES;
5.1.2. Six percent (6%) on NET SALES in excess of $20,000,000 and less than or equal to $40,000,000;
5.1.3. Five percent (5%) on NET SALES in excess of $40,000,000 and less than or equal to $100,000,000;
5.1.4. Four percent (4%) on NET SALES in excess of $100,000,000.

5.2. In further consideration of the license granted to LICENSEE in this Agreement, LICENSEE shall pay to TEMPLE a non-refundable license fee of two hundred thousand dollars ($200,000), which shall not be creditable, chargeable or offset against any other payments due to TEMPLE pursuant to this Agreement. Twenty-five thousand dollars ($25,000) of this licensee fee shall be due within thirty (30) days of the EFFECTIVE DATE. An additional seventy-five thousand dollars ($75,000) of this license fee shall be due within ninety (90) days of the EFFECTIVE DATE. The remaining one hundred thousand dollars ($100,000) of this license fee shall be due on or before six (6) months from the EFFECTIVE DATE.
5.3. In further consideration of the license granted to LICENSEE in this Agreement, LICENSEE shall pay to TEMPLE, on or before first anniversary of the EFFECTIVE DATE and annually thereafter, a non-refundable license maintenance fee, regardless of or irrespective of actual NET SALES, which license maintenance fee payment shall be credited against payments due to TEMPLE under Article 5.1 during the same calendar year, with no carry-over of unused credit to subsequent calendar years. The amount of each license maintenance fee payment shall be one hundred twenty-five thousand dollars ($125,000). TEMPLE shall defer thirty-seven thousand five hundred thousand dollars ($37,500) of a license maintenance fee payment, thereby reducing such payment to eighty-seven thousand five hundred dollars ($87,500), if and only if LICENSEE funds, at a minimum, two hundred fifty thousand dollars ($250,000) in research or development of PATENT RIGHTS at TEMPLE during the 12-month period preceding the license maintenance fee payment. This deferment shall expire upon the date of LICENSEE's receipt of NET SALES equal to or exceeding five hundred thousand dollars ($500,000), and the total amount deferred shall be due within thirty (30) days of such NET SALES.

5.4. In further consideration of the license granted to LICENSEE under the terms of this Agreement, LICENSEE shall pay to TEMPLE twenty-five percent (25%) of all consideration (other than research and development funding, and royalties on account of NET SALES pursuant to Article 5.1), whether in the form of cash or equity, which LICENSEE receives from its SUBLICENSEES to secure or maintain the sublicense or option thereto, including but not limited to option or sublicense fees, option or sublicense maintenance fees, milestone payments and royalties.

5.5. Royalty payments for NET SALES in each country shall commence upon receipt of payment for the first unit of each LICENSED PRODUCT sold by LICENSEE or by its SUBLICENSEES in such country and will be required for all NET SALES effected until the expiration date of the last-to-expire issued patent within PATENT RIGHTS in such country covering such LICENSED PRODUCT.

ARTICLE 6. DUE DILIGENCE AND REPORTING

6.1. LICENSEE shall use reasonable efforts to advance the development of LICENSED PRODUCT and to effect its commercialization as soon as practicable, consistent with prevailing sound business practices relating to the commercialization of similar products; thereafter, during the term of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCT reasonably available to the public.

6.2. The development and commercialization of LICENSED PRODUCT shall be made substantially according to the plan outlined in Exhibit B, which is attached hereto and is incorporated herein by reference.

6.3. Commencing on the first day of the first full calendar quarter following the EFFECTIVE DATE, LICENSEE shall provide to TEMPLE quarterly written reports detailing LICENSEE's efforts during the previous quarter and plans for the current quarter. LICENSEE's quarterly and annual reports prepared in accordance with United States Securities and Exchange Commission regulations for publicly traded companies shall suffice if such reports include detail related to the development, regulatory approval, manufacturing and marketing of LICENSED PRODUCT. If progress differs in any substantive manner from that set forth in Exhibit B, LICENSEE shall explain in the report the reasons for the difference and propose a modified plan for 'TEMPLE's review and approval, including any additional data TEMPLE may reasonably require to evaluate LICENSEE's performance.

ARTICLE 7. STATEMENTS AND REMITTANCES

7.1. LICENSEE shall keep and maintain complete books and records containing an accurate accounting in sufficient detail of all data required to enable verification of earned royalties and other payments due hereunder.

7.2. Within thirty (30) days after the end of each calendar quarter, LICENSEE shall remit to TEMPLE a statement of NET SALES for such quarter, which statement shall be accompanied by the payment due to TEMPLE pursuant to Article 5.1 on account of such NET SALES. Payments due to TEMPLE pursuant to Article 5.4 on account of consideration received by LICENSEE from SUBLICENSEES during any calendar quarter shall be paid by LICENSEE to TEMPLE within thirty (30) days of the end of such calendar quarter.

7.3. The financial statements of LICENSEE and of its SUBLICENSEES shall be audited annually by an independent certified public accountant. TEMPLE shall have the right to employ, at its own expense, a certified public accountant of its own selection to whom LICENSEE shall make no unreasonable objection, to examine the books and records of LICENSEE and its SUBLICENSEES relating to the SALE of LICENSED PRODUCT for the purpose of verifying the amount of royalty payments due. Such examination of books and records of LICENSEE and its SUBLICENSEES shall take place during regular business hours during the term of this Agreement and for two (2) years after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding three (3) years, and provided that such accountant shall report to TEMPLE only as to the accuracy of the royalty statements and payments. If such accountant shall find an underpayment to TEMPLE, a written statement substantiating the underpayment shall be provided to LICENSEE. If LICENSEE is not in agreement with the findings of the accountant selected by TEMPLE, then LICENSEE shall so notify TEMPLE in writing within thirty (30) days of receipt by LICENSEE of said findings, in which case the parties shall jointly appoint, within a further period of thirty (30) days, an independent certified public accountant to validate, at LICENSEE'S expense, TEMPLE'S accountant's findings, and the decision of said independent accountant shall be final. If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to TEMPLE) shall be paid to TEMPLE within thirty (30) days. Should such underpayment represent more than a five percent (5%) variance from the amount of royalties due TEMPLE, LICENSEE shall reimburse TEMPLE for the full cost of the examination by TEMPLE'S accountant that revealed such underpayment.

7.4. All payments due to TEMPLE under this Agreement shall be made in United States dollars and shall be sent by LICENSEE to TEMPLE to the attention of "Business Manager" at the address shown in Article 15.7. Wire Transfers shall be made to PNC Bank, Temple University account number 861497O817, SWIFT TED PNCCUS33, and must contain the following in the reference field: Office of Technology Development & Commercialization, Cases C5O6RT & C559RT. If LICENSEE receives NET SALES in currency other than United States dollars, royalty payments due to TEMPLE on account of such NET SALES shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable calendar quarter. However, TEMPLE shall have the right, upon giving written notice to LICENSEE, to receive royalty payments on account of NET SALES within a particular country in the local currency if permitted by law.

7.5. If LICENSEE fails to make any payment due to TEMPLE within the time prescribed by the terms of this Agreement, a penalty equal to one percent (1%) of the amount due and unpaid on the first day of each calendar month shall be added to the amount due. However, the provisions of this Article 7.5 shall not apply to any underpayment of royalties which is uncovered by audit of the books of LICENSEE or of its SUBLICENSEES pursuant to Article 7.3.

ARTICLE 8. REPRESENTATIONS AND WARRANTIES

8.1. TEMPLE represents that it has the right to enter into this Agreement and to grant the license herein under PATENT RIGHTS and TECHNICAL INFORMATION. TEMPLE further represents that it is the sole and exclusive owner of PATENT RIGHTS and TECHNICAL INFORMATION, all of which are free and clear of any liens, charges and encumbrances. To the best of TEMPLE's knowledge, no third party has expressed to TEMPLE, in writing, that any patent or patent application included in the PATENT RIGHTS is invalid or unenforceable.

8.2. TEMPLE makes no warranty that exercise by LICENSEE or its SUBLICENSEES of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

8.3. LICENSEE warrants that, prior to the execution of this Agreement, it has not negotiated or in any manner discussed, whether formally or informally, with any third party any agreement or other arrangement, including but not limited to research or consulting agreements, which provides for consideration to be paid in any form, including but not limited to amounts of money or shares of stock, to INVENTOR, INVENTOR's spouse or other relative, or any entity in which any of them has a financial interest.

ARTICLE 9. PATENT PROSECUTION AND LITIGATION

9.1. In consultation with LICENSEE but in TEMPLE's sole discretion, TEMPLE shall diligently prosecute all patent applications and maintain all patents within PATENT RIGHTS, to the full extent permitted by law. LICENSEE may request replacement or additional legal representation to prosecute and maintain PATENT RIGHTS, and such firm shall be approved if both parties mutually agree to such new legal representation in writing. TEMPLE shall provide LICENSEE with (i) copies of patent documents plus (ii) full and complete copies of all office actions, correspondence and other documents relating to such prosecution for LICENSEE's review and comment. TEMPLE shall have the right to prosecute any patent application in any country in which LICENSEE does not request TEMPLE to prosecute such patent application and to maintain any patent within PATENT RIGHTS in any country in which LICENSEE does not request TEMPLE to maintain such patent, and such patent application or patent in that country shall not be part of PATENT RIGHTS; provided that the rights and obligations of LICENSEE to the same patent application or patent in any other country or to any other patent application or patent in any country shall in no way be affected. Except as provided in Article 9.3, LICENSEE shall be responsible for all out-of-pocket costs and expenses incurred by either TEMPLE or LICENSEE, both prior to and during the term of this Agreement, in the preparation, filing and prosecution of all patent applications, and in the maintenance of all patents within PATENT RIGHTS. Such costs and expenses shall not be creditable against any other payments due to TEMPLE under this Agreement.

9.2. LICENSEE shall make all payments due to TEMPLE pursuant to Article 9.1 within thirty (30) days of receipt of a detailed invoice therefor. TEMPLE, in its sole discretion, may elect to have its patent counsel submit copies of such invoices directly to LICENSEE, in which case LICENSEE shall pay TEMPLE within thirty (30) days of the invoice received from patent counsel.

9.3. LICENSEE may give TEMPLE thirty (30) days' prior written notice that it will stop paying the costs and expenses with respect to any patent application or patent in any country, in which case TEMPLE, at its option, may assume the obligation of supporting such patent application or patent in such country, and LICENSEE's rights and obligations thereto under this Agreement shall terminate at the end of such thirty (30) day notice period. Termination of LICENSEE's rights and obligations with respect to any patent application or patent in any country under the terms set forth in this Article 9.3 shall in no way affect the rights and obligations of LICENSEE to the same patent application or patent in any other country or to any other patent application or patent in any country.

9.4. LICENSEE, at its option, may defend any claim of infringement of PATENT RIGHTS resulting from the manufacture, use, sale or other disposition of LICENSED PRODUCT, whether such claim shall be made against TEMPLE or LICENSEE, and in defending such claim, LICENSEE shall bear all costs and expenses, including attorneys' fees, incurred in connection with any such claim. Any such costs and expenses shall be credited against not more than fifty percent (50%) of royalty payments due to TEMPLE on account of NET SALES of said LICENSED PRODUCT, pursuant to Article 5.1, in each year subsequent to initial receipt of notice of such claim and during the term of this Agreement until fully offset. Each party to this Agreement agrees that it shall notify the other party in writing in the event any claim of infringement is made against that party. LICENSEE shall have full control over the conduct of the defense of any such claim and TEMPLE shall provide LICENSEE with all reasonable assistance and cooperation, at LICENSEE's sole expense, that LICENSEE may request in any such defense.

9.5. In the event either party becomes aware of any actual or threatened infringement of PATENT RIGHTS in any country, that party shall promptly notify the other party in writing. LICENSEE shall have the first right to bring an infringement suit against the infringer and to use TEMPLE's name if legally required in connection therewith. LICENSEE shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on TEMPLE or grants any rights under PATENT RIGHTS or TECHNICAL INFORMATION, without TEMPLE's prior written consent. If LICENSEE does not proceed with a particular infringement suit or attempt to sublicense the infringer within ninety (90) days of notification, TEMPLE, after notifying LICENSEE in writing, shall be entitled to proceed with such suit through counsel of its choice. The party conducting any suit pursuant to this Article 9.5 shall have full control over its conduct and shall be responsible for all expenses associated therewith. Each party shall always have the right to be represented by counsel of its choice and at its own expense in any suit instituted by the other party for infringement. In any event, the parties shall provide each other, at the expense of the party bringing suit, with all reasonable assistance and cooperation requested in any such suit. At the request and expense of the party bringing suit, the other party shall permit access to all relevant personnel, records, papers, information, samples, specimens, and the like during regular business hours. The parties may also jointly participate in any infringement suit if both parties agree to do so in writing in advance, and set forth the basis for sharing of expenses.

9.6. The amount of any recovery resulting from an infringement suit or settlement thereof pursuant to Article 9.5 shall first satisfy the costs and expenses, including reasonable attorneys' fees, incurred in connection with such suit by the party bringing suit ("COSTS AND EXPENSES"). If LICENSEE is the party bringing suit, any recovery in excess of COSTS AND EXPENSES shall be paid to LICENSEE and shall be divided equally between LICENSEE and TEMPLE. If TEMPLE is the party bringing suit, any recovery in excess of COSTS AND EXPENSES shall be paid to and retained by TEMPLE in its entirety. If the parties have agreed to participate jointly in an infringement suit, any recovery in excess of the parties' COSTS AND EXPENSES shall be allocated to the parties in the same proportion as the sharing of COSTS AND EXPENSES.

ARTICLE 10. INDEMNIFICATION AND INSURANCE

10.1. LICENSEE agrees to indemnify, defend, and hold harmless TEMPLE, its trustees, officers, employees and agents (the "Indemnitees") against any and all claims, damages, losses, liabilities, costs or expenses, including attorneys' fees (including but not limited to claims for death or injury to person or damage to property) arising, directly or indirectly, from LICENSEE's exercise of the rights granted hereunder, including but not limited to commercial sale and clinical use of LICENSED PRODUCT by LICENSEE, its SUBLICENSEES or any customers of any of them in any manner whatsoever. TEMPLE shall give LICENSEE written notice of any such claim(s) within thirty (30) days, and TEMPLE shall reasonably cooperate with LICENSEE and its insurance carrier in the defense of any such claim(s). This indemnity shall not extend to claims arising from TEMPLE's use of LICENSED PRODUCT as set forth in Article 3.2.

10.2. LICENSEE's minimum insurance requirements are as follows: Upon the execution of this Agreement LICENSEE shall at its sole cost and expense, procure and maintain in effect a comprehensive general liability policy of insurance in single limit coverage of not less than two million dollars ($2,000,000) per incident and two million dollars ($2,000,000) annual aggregate for death, bodily injury or illness and two hundred fifty thousand dollars ($250,000) annual aggregate in property damage. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retention which are in excess of $50,000 annual aggregate) such self-insurance program must be acceptable to TEMPLE. Each such policy of insurance shall name Indemnitees as additional insureds and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A certificate of insurance evidencing the comprehensive general liability policy herein defined shall be delivered to TEMPLE within ten (10) days of the EFFECTIVE DATE. LICENSEE shall maintain such comprehensive general liability insurance for not less than fifteen (15) years after the expiration or termination of this Agreement.

10.3. In the event that LICENSEE does not maintain such insurance, but is self-insured, or carries a substantial self-retention, TEMPLE may grant permission for such self-insurance only if, in the sole discretion of TEMPLE, the net worth, assets and earnings of the LICENSEE are deemed sufficient to protect TEMPLE's economic interests in the event of claims, liability, demands, damages, expenses and losses from death, personal injury, illness, or property damage.

10.4. The minimum amounts of insurance coverage required under Article 10.2 shall not limit LICENSEE 's liability with respect to its indemnification in Article 10.1 or any other provision of this Agreement.

10.5. LICENSEE shall include in the terms of any sublicense a provision obligating the SUBLICENSEE to procure and maintain in effect, at all times during which the SUBLICENSEE manufactures, uses, sells, leases, or otherwise transfers or disposes of LICENSED PRODUCTS and for a reasonable period of time thereafter but in any event not less than fifteen (15) years, a comprehensive general liability policy of insurance having providing coverages and limits no less that those specified in Article 10.2.

ARTICLE 11. SUBLICENSES

LICENSEE shall have the right to enter into sublicense agreements, provided that all applicable material terms of this Agreement are incorporated into such sublicense agreements to provide for the protection of TEMPLE and its trustees, officers, employees and agents, and provided further that LICENSEE remains primarily liable for its obligations under this Agreement. Such sublicense agreement(s) must include provisions to ensure LICENSEE can collect and guarantee payment of all royalties due TEMPLE from SUBLICENSEES, and summarize and deliver all reports due TEMPLE from SUBLICENSEES. A copy of any sublicense agreement shall be provided to TEMPLE prior to execution for TEMPLE's review and approval, which approval shall not be unreasonably withheld.

ARTICLE 12. ASSIGNMENT

This Agreement and any and all of the rights and obligations of each party hereunder may not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that either party may assign this Agreement without consent of the other party to a third party that acquires all or substantially all of such party's assets or in connection with an assignment by COMPANY to an AFFILIATE. Any assignment or attempted assignment in contravention of this provision shall be null and void.

ARTICLE 13. TERM AND TERMINATION

13.1. This Agreement shall become effective upon the EFFECTIVE DATE, and unless sooner terminated in accordance with its terms, shall remain in full force and effect during the life of the last to expire patents under PATENT RIGHTS contemplated by this Agreement. Upon termination of this Agreement, LICENSEE shall have the right to sell the remainder of LICENSED PRODUCT on hand, and such SALES will be subject to the royalty provisions of this Agreement.

13.2. LICENSEE may, in LICENSEE's sole discretion and for any reason whatsoever, terminate this Agreement in its entirety or only with respect to any patent application or patent in any country by giving TEMPLE ninety (90) days' prior written notification thereof. In addition, LICENSEE may terminate this Agreement by giving TEMPLE sixty (60) days' prior written notice upon material breach by TEMPLE of any material provision of this Agreement, unless such breach is cured within such notice period.

13.3. TEMPLE may terminate this Agreement at any time by giving LICENSEE ninety (90) days' prior written notification in the event that LICENSEE's development of PATENT RIGHTS has ceased or LICENSEE has failed to commercialize PATENT RIGHTS.

13.4. TEMPLE may terminate this Agreement by giving LICENSEE sixty (60) days' prior written notice upon material breach of this Agreement by LICENSEE, unless such breach is cured within such notice period. However, the notice period shall be only thirty (30) days for any breach by LICENSEE for non-payment of monies due to TEMPLE under this Agreement.

13.5. In the event that, in any calendar year, TEMPLE has given LICENSEE at least two (2) written notices pursuant to Article 13.4, each such notice pertaining to a separate instance of material breach by LICENSEE of this Agreement, then TEMPLE may, in its sole discretion, give LICENSEE written notice of termination of this Agreement upon any subsequent instance of material breach by LICENSEE in said calendar year, and the termination shall take effect sixty (60) days from the date of notice, without regard to whether a cure is effected during such period.

13.6. This Agreement shall immediately terminate if either party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or a receiver, trustee, liquidator, sequestrator or other judicial representative is appointed for either party or its property. In such event, that party shall execute any documents that are necessary to reassign or transfer the interest granted hereunder.

13.7. Upon termination of this Agreement, TEMPLE shall have the right to retain any amounts already paid by LICENSEE under this Agreement, and LICENSEE shall pay to TEMPLE all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination.

13.8. The provisions of Article 2 (entitled CONFIDENTIALITY), Article 10 (entitled INDEMNIFICATION AND INSURANCE) and Article 14 (entitled PATENT MARKING), and Article 15.2 shall survive the termination of this Agreement.

ARTICLE 14. PATENT MARKING

LICENSEE agrees to mark or have marked all LICENSED PRODUCT sold by LICENSEE or by its SUBLICENSEES under this Agreement as required by and in accordance with the statutes of the United States and countries and territories relating to the marketing of patented articles in which any LICENSED PRODUCT covered by a granted patent is marketed.

ARTICLE 15. MISCELLANEOUS

15.1. Each party and its employees and agents shall not use the other party's name, any adaptation thereof, any logotype, trademark, service mark or slogan or the name mark or logotype in any way without the prior written consent of the other party.

15.2. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions.

15.3. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall continue in full force and effect.

15.4. This Agreement constitutes the entire agreement between the parties pertaining to PATENT RIGHTS and TECHNICAL INFORMATION and supersedes all previous arrangements, except for confidentiality agreements, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both parties. Failure of either party to enforce a right under this Agreement shall not act as a waiver of that right and shall not preclude such party from later asserting that right relative to the particular situation involved.

15.5. Notwithstanding anything to the contrary set forth in this Agreement, and without limitation, any breach whatsoever of any provision of ARTICLE 5 (entitled PAYMENTS) and ARTICLE 7 (entitled STATEMENTS AND REMITTANCES) shall be a material breach of this Agreement.

15.6. Time is of the essence under this Agreement.

15.7. All notices, requests, reports and payments to the parties shall be in writing and addressed as follows:

To TEMPLE:
Office of Technology Development and Commercialization
Attn: Director
Temple University
1938 Liacouras Walk, RM 211
Philadelphia, PA 19122-6027
Ph: 215-204-5732
Fax: 215-204-7486
techtransfer@temple.edu

With a copy to:	Office of University Counsel Temple University 1330 Polett Walk, Suite 300 Philadelphia, PA 19122-6087 Ph: 215-204-6542 Fax: 215-204-5804 universitycounsel@temple.edu

To LICENSEE:	Cecil Bond Kyte Chief Executive Officer STWA, Inc. Ph: (805) 689-0659 Fax: (805) 845-4377 kyte@stwa.com

Either party may change its address for notice by giving notice to the other in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and sent (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) by nationally-recognized overnight delivery service, and properly addressed in accordance with the paragraph above.

All notices, requests, reports, and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand; (b) when confirmation of transmission received, if sent by facsimile, or the like; (c) on the day following deposit with an overnight courier; or (d) on the date three business days following deposit with the United States mail, certified or registered.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Temple University - Of The Commonwealth System of Higher Education:

By:	/s/ Kenneth H. Kaiser	DATE 8/9/11
Kenneth H. Kaiser
Senior Associate Vice President, Finance and Human Resources

Save The World Air, Inc.:

By:	/s/ Cecil Bond Kyte	DATE 8/9/11
Name: Cecil Bond Kyte
Title: Chief Executive Officer

Exhibit A

PATENT RIGHTS

Electric Field Assisted Fuel Atomization System and Methods of Use (WO 2008/054753)
	Serial Number	Filed (F)/Issued (I)	Country
1	390/2009	10/30/2007 (F)	United Arab Emirates
2	018090021841	10/30/2007 (F)	Brazil
3	2,668,157	10/30/2007 (F)	Canada
4	200780043825.X	10/30/2007 (F)	China
5	07839854.2	10/30/2007 (F)	Europe
6	10100427.1	10/30/2007 (F)	Hong Kong
7	W00200901131	10/30/2007 (F)	Indonesia
8	2009-534705	10/30/2007 (F)	Japan
9	10-2009-7011159	10/30/2007 (F)	South Korea
10	MX/a/2009/004631	10/30/2007 (F)	Mexico
11	2009120461	10/30/2007 (F)	Russia
12	12/513,019	4/30/2009 (F)	United States
Method and Apparatus for Treatment of Fluid (magnetic field)
1	11/519168	5/13/2005 (F)	United Status
2	0510871-3	5/13/2005 (F)	Brazil
3	GCC/P/2005/5066	8/22/2005 (F)	Gulf Co-Operation Council
4	2566739	5/13/2005 (F)	Canada
5	200580023369.3	5/13/2005 (F)	China
6	PCT 1087/2006	5/13/2005 (F)	Egypt
7	010773	8/4/2008 (I)	Eurasian Patent Organization
8	GB2432193	6/02/2008 (I)	United Kingdom
9	IDP0024534B	6/11/2009 (0)	Indonesia
10	3560/2008	1/28/2008 (F)	Libya
11	272650	12/10/2009 (I)	Mexico
12	20065632	5/13/2005 (F)	Norway

Exhibit B

DEVELOPMENT PLAN

Key sets of STWA Objectives

1. Scale-up with partner
2. Test/Validate with 3rd party
3. Commercial roll-out with Joint Venture model

Project Two.
ELEKTRA-
For Elektra, our strategy is similar to that of AOT.
Co-Development with a strategic partner to scale up the technology from laboratory to a useful scale for commercialization, independent 3rd party testing with a reputable entity, and full-scale manufacturing JV model for commercial roll-out.

Caveat Since Elektra is a natural extension technology of AOT, it is awaiting key information to be yielded by the full-scale AOT testing currently under way.

Phase One. We have successfully identified the commercial scale engineering/design/manufacturing partner to assist us in scaling-up the technology from the laboratory to full-scale prototype units, During this phase, STWA will focus on obtaining critical data to be yielded from the AOT testing to advance our development objectives in Phase Two. We are in active talks with Stanadyne Corporation for the design, engineering and manufacture of preliminary prototypes to be tested by Ricardo Corporation in Chicago. The purpose of the testing is the same as AOT.

Phase Two is to formalize a relationship with Stanadyne and Ricardo corporations to further refine the commercialized version for efficient manufacturability. This is a more elaborate Phase than it is with AOT, as there are a much wider array of specific applications for this technology. (Many types of buses, trains, trucks, ships, generators, etc.) The sheer number of shapes, sizes, bolt patterns etc. is vast and will take much larger organizational efforts, time, and expense before commercial units are viable for consumer sale There are many steps to this phase as well, including but not limited to suppliers, off-the-shelf parts (when possible) and built-in sales/manufacturing/distribution/service chains to enable the fastest and best leveraged go-to-market strategy, without an insurmountable barrier to entry to this market as the capital requirements are astronomical. This go-to-market model enables Joint Venture opportunities for partners to utilize their existing infrastructure and expertise in manufacturing a new product. There is plenty of meat on the bone for everyone to be motivated for success with this model, without the barriers and risks to entry for a newcomer with disruptive technology as one would encounter with a "go it alone" strategy.

Phase Three is to identify, attract and formalize alliances with the identified parties aforementioned in Phase Two to implement and advance the technology to commercialization.